Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TrueCar, Inc. of our report dated March 5, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in TrueCar, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 5, 2021